Exhibit 99.1

FOR IMMEDIATE RELEASE

INTERPUBLIC ANNOUNCES PRICING OF SERIES B CONVERTIBLE PREFERRED STOCK

New York, NY (October 19, 2005) – The Interpublic Group (NYSE: IPG) today announced that on October 18, 2005, it priced a private offering of its 5.25% Cumulative Convertible Perpetual Preferred Stock (the “Shares”) to qualified institutional buyers. The expected gross proceeds will be $525,000,000. Interpublic intends to use the net proceeds from the offering for general corporate purposes.

Interpublic will issue 525,000 Shares at a price of $1,000 per Share. The initial purchasers have an overallotment option to purchase an additional 75,000 Shares. Each Share is convertible at the option of the holder at any time into 73.1904 shares of Interpublic common stock, subject to adjustment, which represents a conversion price of approximately $13.66, representing a conversion premium of approximately 30% over Interpublic's closing stock price on October 18, 2005 of $10.51 per share. Under certain circumstances, the Shares may be converted at Interpublic’s option on or after October 15, 2010. Dividends of 5.25% per year are payable quarterly. Dividends may be payable in common stock, at Interpublic’s option, if certain conditions are met.

Neither the Shares nor the underlying shares of common stock have been registered under the Securities Act of 1933 or any state securities laws, and Interpublic does not currently intend to pursue any such registration. The Shares and the underlying shares of common stock may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act of 1933 and applicable state securities laws.

This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

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Contact Information

General Inquiries:	Media, Analysts, Investors:	Analysts, Investors:
Julie Tu	Philippe Krakowsky	Jerry Leshne
(212) 827-3776	(212) 704-1328	(212) 704-1439

Interpublic Group    1114 Avenue of the Americas    New York, NY 10036     212-704-1200 tel 212-704-1201 fax